                                                                    EXHIBIT 99.1

          ------------------------------------------------------------

                                          Contact:   Daniel Einhorn
                                                     Assistant to the President
                                                     UICI
NEWS RELEASE                                         4001 McEwen, Suite 200
                                                     Dallas, Texas 75244
-----------------------------------------            Phone: (972) 392-6700

(For Immediate Release)

UICI ANNOUNCES 2002 FULL YEAR AND FOURTH QUARTER RESULTS OF OPERATIONS

UICI EARNS $1.05 PER SHARE FROM CONTINUING OPERATIONS IN 2002

         DALLAS, TX, February 6, 2003----UICI (the "Company" NYSE: UCI) today reported full year 2002 revenues and income from continuing operations of $1,479.0 million and $51.4 million ($1.05 per diluted share), respectively, compared to revenues and income from continuing operations of $1,099.4 million and $52.2 million ($1.09 per diluted share), respectively, in the full year ended December 31, 2001. Overall, for the full year ended December 31, 2002, the Company reported net income in the amount of $46.9 million ($0.96 per diluted share), compared to net income of $42.9 million ($0.90 per diluted share) in 2001. Overall results in the full year ended December 31, 2002 included a goodwill impairment charge in the amount of $(5.1) million (net of tax) ($(0.11) per diluted share), which has been reflected as a cumulative effect of a change in accounting principle in accordance with recently adopted Financial Accounting Standards Board ("FASB") Statement No. 142, Goodwill and Other Intangible Assets.

         For the full year ended December 31, 2002, the Company reported increases in operating income at its Self Employed Agency, Group Insurance and Life Insurance Divisions and at its AMS unit, in each case compared to results reported in the corresponding 2001 full year period. These favorable results were partially offset by $(5.1) million in net realized losses in the second quarter associated with the Company's investment portfolio (attributable primarily to a write down in the carrying value of WorldCom, Inc. fixed income securities held in the portfolios of the Company's insurance company subsidiaries), a $(6.5) million write down of the Company's carrying value of its investment in Healthaxis, Inc., and a significant decrease in unallocated investment income attributable to the lower interest rate environment over the course of 2002. Results in 2002 were also negatively impacted by a significant increase in non-cash stock-based compensation expense associated with the Company's employee stock ownership plan, agent stock accumulation plans and other stock based plans, which increase was attributable to the higher average price for UICI shares over the course of 2002 compared to the average price for UICI shares in 2001.

         The Company reported fourth quarter 2002 revenues and income from continuing operations in the amount of $428.1 million and $17.4 million ($0.35 per diluted share), respectively, compared to revenues and income from continuing operations of $298.3 million and $11.7 million ($0.24 per diluted share), respectively, in the fourth quarter of 2001. Overall, for the three months ended December 31, 2002, the Company reported net income in the amount of $18.0 million ($0.37 per diluted share), compared to net income of $6.3 million ($0.13 per diluted share) in the fourth quarter of 2001. In the 2002 fourth quarter, the solid performance of the Company's Self Employed Agency and Group Insurance Divisions was offset by losses at its Senior Market Division and a moderate fourth quarter 2002 over fourth quarter 2001 decrease in operating profit at AMS.

COMPARATIVE RESULTS OF OPERATIONS AND BALANCE SHEET INFORMATION

         Set forth in the tables below are comparative results of operations for each of the full year and three-month periods ended December 31, 2002 and 2001, and selected balance sheet data as of December 31, 2002 and December 31, 2001. The following information is preliminary and unaudited and is subject to change until audited results are publicly distributed. The Company currently expects to file its audited consolidated financial statements with the Securities and Exchange Commission as part of its Annual Report on Form 10-K in March 2003.

                                                                  YEAR ENDED                             THREE MONTHS
INCOME STATEMENT DATA:                                            DECEMBER 31,                         ENDED DECEMBER 31,
                                                       ----------------------------------      ---------------------------------
                                                            2002                2001                2002               2001
                                                       --------------      --------------      --------------     --------------
                                                                        (In thousands, except per share amounts)
Revenues .........................................     $    1,478,981      $    1,099,434      $      428,064     $      298,294
Operating income from continuing
    operations before income taxes ...............     $       74,434      $       70,897      $       27,641     $       12,891

Income from continuing operations ................     $       51,354      $       52,173      $       17,390     $       11,665
Income (loss) from discontinued operations .......                653              (9,281)                586             (5,367)
                                                       --------------      --------------      --------------     --------------
Income before cumulative effect
    of accounting change .........................     $       52,007      $       42,892      $       17,976     $        6,298
Cumulative effect of accounting change ...........             (5,144)                 --                  --                 --
                                                       --------------      --------------      --------------     --------------
Net income .......................................     $       46,863      $       42,892      $       17,976     $        6,298
                                                       ==============      ==============      ==============     ==============

Per Diluted Share:
  Income from continuing operations ..............     $         1.05      $         1.09      $         0.35     $         0.24
  Income (loss) from discontinued operations .....               0.02               (0.19)               0.02              (0.11)
                                                       --------------      --------------      --------------     --------------

  Income before cumulative effect
    of accounting change .........................     $         1.07      $         0.90      $         0.37     $         0.13
  Cumulative effect of accounting change .........              (0.11)                 --                  --                 --
                                                       --------------      --------------      --------------     --------------
  Net income .....................................     $         0.96      $         0.90      $         0.37     $         0.13
                                                       ==============      ==============      ==============     ==============

Average shares outstanding (in thousands) ........             48,857              47,917              49,056             47,386


BALANCE SHEET DATA:                 DECEMBER 31, 2002         DECEMBER 31, 2001
                                    -----------------         -----------------
                                     (In thousands, except per share amounts)
Stockholders' equity                    $ 585,050                 $  534,572
Book value per share                    $   12.68                 $   11.46

PRO FORMA RESULTS OF OPERATIONS

          The following table sets forth on a per share basis income from continuing operations determined in accordance with generally accepted accounting principles (GAAP), and on a pro forma basis to exclude the effects of losses at Healthaxis, Inc., a write-down of the Company's investment in Healthaxis, Inc. taken in 2002, goodwill amortization in 2001, and the effects of variable stock based compensation. The Company believes that the pro forma presentation of results of operations is a clearer and fairer portrayal of the financial results of its core insurance operations.

                                                                       YEAR ENDED                    THREE MONTHS
                                                                       DECEMBER 31,                ENDED DECEMBER 31,
                                                                 -------------------------     -------------------------
                                                                    2002          2001            2002           2001
                                                                 ----------     ----------     ----------     ----------
GAAP INCOME FROM CONTINUING OPERATIONS .....................     $     1.05     $     1.09     $     0.35     $     0.24

Reconciliation of GAAP results to pro forma results:
    Pro forma adjustments:
    Exclude Company share of Healthaxis, Inc. losses .......           0.04           0.14           0.01           0.02
    Exclude Healthaxis Inc. write-down .....................           0.08             --             --             --
    Exclude 2001 goodwill amortization .....................             --           0.08             --           0.02
    Exclude effects of variable stock-based compensation ...           0.30           0.12           0.03           0.04
                                                                 ----------     ----------     ----------     ----------

PRO FORMA INCOME FROM CONTINUING OPERATIONS: ...............     $     1.47     $     1.43     $     0.39     $     0.32
                                                                 ==========     ==========     ==========     ==========

BUSINESS SEGMENT RESULTS

         The table below sets forth, by business segment, income (loss) before taxes (which is hereinafter referred to as "operating income (loss)") for the full year and three months ended December 31, 2002 and 2001:

                                                                                  YEAR ENDED               THREE MONTHS ENDED
                                                                                 DECEMBER  31,                DECEMBER 31,
                                                                          --------------------------   --------------------------
                                                                              2002          2001          2002           2001
                                                                          -----------    -----------   -----------    -----------
                                                                                                (IN THOUSANDS)

Income (loss) from continuing operations before federal income taxes:
   Insurance:
     Self Employed Agency Division .....................................  $    93,689    $    74,849   $    28,253    $    19,428
     Group Insurance Division ..........................................       14,985          4,022         5,705          1,473
     Life Insurance Division ...........................................        8,633          7,363         1,554            778
     Senior Market Division ............................................       (7,536)        (2,112)       (2,199)          (791)
                                                                          -----------    -----------   -----------    -----------
                                                                              109,771         84,122        33,313         20,888
                                                                          -----------    -----------   -----------    -----------

   Financial Services:
     Academic Management Services Corp. ................................        7,431          5,413           423            756

   Other Key Factors:
     Investment income on equity, realized gains and losses,
       general corporate expenses and other (including
       interest expense on non-student loan indebtedness) ..............      (15,072)         3,407        (3,106)        (3,694)
                                                                          -----------    -----------   -----------    -----------
                                                                              102,130         92,942        30,630         17,950

     Equity interest in Healthaxis, Inc. operating loss ................       (9,639)       (10,597)         (744)        (1,360)
     Variable stock-based compensation .................................      (18,057)        (6,933)       (2,245)        (2,571)
     Goodwill amortization .............................................           --         (4,515)           --         (1,128)
                                                                          -----------    -----------   -----------    -----------
                                                                              (27,695)       (22,045)       (2,988)        (5,059)
                                                                          -----------    -----------   -----------    -----------

Total income from continuing operations before federal income taxes ....  $    74,434    $    70,897   $    27,641    $    12,891
                                                                          ===========    ===========   ===========    ===========


         UICI's results of operations for the full year and three months ended December 31, 2002 were particularly impacted by the following factors:

Self-Employed Agency Division

         Operating income at UICI's Self Employed Agency ("SEA") Division increased to $93.7 million and $28.3 million in the year and three months ended December 31, 2002, respectively, from $74.8 million and $19.4 million in the corresponding periods of 2001. In the 2002 periods, SEA continued to experience significant increases in submitted annualized premium volume ($929.3 million in 2002 compared to $578.5 million in 2001, and $220.9 million in the fourth quarter of 2002 compared to $183.3 million in the fourth quarter of 2001). Submitted annualized premium volume in any period is the aggregate annualized premium amount associated with health insurance applications submitted by the Company's agents in such period for underwriting by the Company. Earned premium revenue at the SEA Division increased from $662.9 million in 2001 to $982.2 million in 2002 (a 48% increase) and from $186.7 million in the fourth quarter of 2001 to $280.4 million in the fourth quarter of 2002 (a 50% increase). Operating income as a percentage of earned premium revenue in the year and three months ended December 31, 2002 was 9.5% and 10.1%, respectively, compared to 11.3% and 10.4% in the corresponding periods of the prior year. The lower operating margins during the 2002 periods were attributable to higher effective commission rates due to the increase in first year premium (which carries a higher commission rate compared to renewal commissions), and lower investment and other income as a percentage of earned premiums. These factors were partially offset by lower administrative expenses as a percentage of earned premium and a slightly lower loss ratio.

Group Insurance Division

         The Company has classified the results of its Student Insurance Division and its STAR HRG unit as its Group Insurance Division. For the year and three months ended December 31, 2002, the Group Insurance Division reported operating income of $15.0 million and $5.7 million, respectively, compared to operating income of $4.0 million and $1.5 million in the comparable periods of 2001. These increases were primarily attributable to the incremental operating income associated with the Company's STAR HRG unit, which was acquired by the Company on February 28, 2002. An increase in earned premium revenue and decrease in administrative expenses as a percentage of earned premium (offset by a nominal increase in the loss ratio) at the Company's Student Insurance Division also contributed to the increases in operating income at the Group Insurance Division in the 2002 periods.

Life Insurance Division

         For the year and three months ended December 31, 2002, the Company's Life Insurance Division (which includes the results of the Company's OKC life insurance operations and its College Fund Life Division) reported operating income of $8.6 million and $1.6 million, respectively, compared to operating income of $7.4 million and $778,000 in the corresponding periods in 2001. The increase in operating income in the year ended December 31, 2002 compared to 2001 reflects the close down in May 2001 of the Company's workers' compensation business, in connection with which the Company incurred in the second quarter of 2001 a charge of $8.7 million associated with a strengthening of reserves. Results at the Company's Life Insurance Division in 2001 also reflected a charge in the fourth quarter of 2001 associated with the Company's share of an assessment to all workers' compensation insurance carriers. The charges in 2001 were partially offset by a $5.2 million benefit resulting from an increase in the carrying value of student loans generated by the College Fund Life Division. These factors favorably affecting the 2002 results compared to 2001 results at the Life Insurance Division were offset somewhat by increased administrative expenses associated with the OKC operations in 2002 as compared to 2001.

         The increase in Life Insurance Division operating income in the three months ended December 31, 2002 as compared to the three months ended December 31, 2001 reflected a $1.3 million charge taken in the fourth quarter of 2001 associated with the Company's share of an assessment to all workers' compensation insurance carriers by the Oklahoma Workers' Compensation Court Administrator. This factor favorably affecting fourth quarter 2002 results compared to 2001 results at the Life Insurance Division was offset somewhat by increased administrative expenses associated with the OKC operations in the fourth quarter of 2002 as compared to administrative expenses in the fourth quarter of 2001.

Academic Management Services Corp.

         For the full year ended December 31, 2002, UICI's AMS unit reported operating income of $7.4 million, compared to operating income of $5.4 million in 2001. The improvement in operating results for the full year ended December 31, 2002 resulted primarily from increased student loan spread income (i.e., the difference between interest earned on outstanding student loans and interest expense associated with indebtedness incurred to fund such loans) attributable to a favorable interest rate environment and a reduction in interest expense on corporate borrowings. These increases in 2002 were partially offset by lower realized gains on sale of loans and reduced yields on the trust balances associated with AMS' tuition installment plan business, in each case as compared to results in 2001.

          During the first six months of 2002, AMS benefited significantly from a favorable prescribed minimum rate earned on its student loan portfolio. On July 1, 2002, the floor rates on loans made under the federal FFELP student loan program for the period July 1, 2002 through June 30, 2003 reset 193 basis points lower than the floor rates in effect for the period July 1, 2001 through June 30, 2002. Reflecting this downward adjustment on July 1, 2002 to the floor rate on loans made under the federal FFELP student loan program, AMS' student loan spread income declined significantly from $17.1 million in the first half of 2002 to $10.3 million in the second half of the year.

          As a result of the variability of student loan spread income, AMS may continue to rely on gains from timely sales of student loans to remain profitable during certain periods. AMS generated gains on sales of student loans in the amount of $5.9 million and $2.1 million in the year and three months ended December 31, 2002, respectively, compared to gains of $11.3 million and $3.1 million in the comparable 2001 periods. In the year and three months ended December 31, 2002, AMS sold $271.2 million and $84.5 million principal amount of student loans, respectively, compared to sales of $474.0 million and $109.7 million principal amount of student loans in the comparable 2001 periods.

         In the three months ended December 31, 2002, AMS reported operating income of $423,000 compared to operating income of $756,000 in the three months ended December 31, 2001. In the fourth quarter of 2002, lower realized gains from student loan sales and lower student loan spread income contributed to the decrease in operating income. These factors contributing to lower operating income in the fourth quarter of 2002 were offset somewhat by a decrease in overhead expenses in the 2002 period compared to the corresponding period of the prior year.

Other Key Factors

         The Other Key Factors category includes investment income not allocated to the other segments, interest expense on non-student loan indebtedness, general expenses relating to corporate operations, and realized gains or losses on sale of investments. For the full year ended December 31, 2002, Other Key Factors reported an operating loss of $(15.1) million, compared to operating income of $3.4 million in 2001. The significant decrease in operating income in the Other Key Factors category in 2002 as compared to 2001 was attributable to $(5.6) million in net realized losses associated with the Company's investment portfolio (compared to net gains realized in 2001 of $5.2 million) and a $7.6 million decrease in 2002 in unallocated investment income due to the unfavorable interest rate environment in 2002. As previously announced, in the second quarter of 2002 the Company recorded a $(6.1) million impairment charge associated with the Company's WorldCom, Inc. holdings, which charge was partially offset by realized gains associated with other securities in the portfolio.

         For the three months ended December 31, 2002, Other Key Factors reported an operating loss of $(3.1) million, compared to an operating loss of $(3.7) million in the corresponding period of 2001. The decrease in the operating loss for the fourth quarter of 2002 as compared to the same period in 2001 was attributable to a $631,000 realized gain associated with the Company's investment portfolio (compared to a realized loss in the fourth quarter of 2001 of $(696,000)). The gains realized from the Company's investment portfolio in the 2002 fourth quarter were partially offset by a decrease in unallocated investment income attributable to the unfavorable interest rate environment.

Variable Stock-Based Compensation

         The Company maintains for the benefit of its employees and independent agents various stock-based compensation plans, in connection with which it records non-cash variable stock-based compensation expense in amounts that depend and fluctuate based upon the market performance of the Company's common stock.

          In the full year ended December 31, 2002, the Company recorded non-cash stock-based compensation expense in the aggregate amount of $(18.1) million ($(0.30) per diluted share, net of tax), of which $7.3 million was attributable to the ESOP feature of the Employee Plan, $9.0 million was attributable to the Company's stock accumulation plans established for the benefit of its independent agents and $1.8 million was attributable to other stock-based plans. In the three months ended December 31, 2002, the Company recorded non-cash stock-based compensation expense in the aggregate amount of $(2.2) million ($(0.03) per diluted share, net of tax), of which $39,000 was attributable to the ESOP feature of the Company's Employee Stock Ownership and Savings Plan (the "Employee Plan"), $1.9 million was attributable to the Company's stock accumulation plans established for the benefit of its independent agents and $283,000 was attributable to other stock-based plans.

          During the year and three months ended December 31, 2002, the amount classified as stock appreciation expense with respect to the Employee Plan represented the incremental compensation expense associated with the allocation to participants' accounts during the respective period of 630,000 shares and 4,000 shares, respectively, previously purchased in 2000 by the Employee Plan from the Company at $5.25 per share ("$5.25 ESOP Shares") to fund the Company's matching and supplemental contributions to the ESOP. The allocated $5.25 ESOP Shares are considered outstanding for purposes of the computation of earnings per share. The Employee Plan initially purchased in 2000 an aggregate of 1,610,000 $5.25 ESOP Shares, and as of December 31, 2002 all such shares had been allocated to participants' accounts. During the fourth quarter of 2002, the Company allocated the remaining unallocated shares to participants' accounts. Accordingly, the Company will recognize no additional variable stock-based compensation associated with the ESOP feature of the Employee Plan.

         The Company also sponsors a series of stock accumulation plans established for the benefit of the independent insurance agents and independent sales representatives associated with its field force agencies, including UGA -- Association Field Services, New United Agency, Cornerstone America, Guaranty Senior Assurance, SeniorsFirst and CFL Agency. The agent plans generally combine an agent-contribution feature and a Company-match feature. Under EITF 96-18 "Accounting for Equity Instruments that are issued to Other Than Employees for Acquiring or in Connection with Selling Goods and Services," the Company has established a liability for future unvested benefits under the plans and adjusts the liability based on the market value of the Company's common stock. For the year and three months ended December 31, 2002, the Company recorded total expense associated with these agent plans in the amount of $(16.3) million and $(4.1) million, respectively, of which $(9.3) million and $(1.9) million, respectively, represented the non-cash stock based compensation expense associated with the adjustment to the liability for future unvested benefits.

          Prior to July 1, 2000, the Company's subsidiaries (which administer the plans for the benefit of participating agents) purchased UICI shares in the open market from time to time to satisfy the Company's commitment to issue its shares upon vesting of matching credits under the plans. During the period beginning July 1, 2000 and ended July 31, 2002, the Company agreed to utilize up to 2,175,000 newly-issued shares to satisfy its commitment to deliver shares that will vest under the Company-match feature of the agent plans. Under the arrangement effective July 1, 2000, the Company's subsidiaries transferred to the holding company $5.25 per share for any newly issued shares utilized to fund vested matching credits under the plans. In accordance with such arrangement, during the period commencing July 1, 2000 and ended on July 31, 2002, the Company issued to the subsidiaries an aggregate of 1,765,251 shares, for which the Company's subsidiaries transferred to the Company at the holding company level cash in the aggregate amount of $9.3 million.

         The accounting treatment of the Company's agent plans will continue to result in unpredictable stock-based compensation charges, primarily dependent upon future fluctuations in the quoted price of UICI common stock. These unpredictable fluctuations in stock based compensation charges may result in material non-cash fluctuations in the Company's results of operations. Unvested benefits under the agent plans vest in January of each year; accordingly, in periods of general appreciation in the quoted price of UICI common stock, the Company's cumulative liability, and corresponding charge to income, for unvested stock-based compensation is expected to be greater in each successive quarter during any given year.

EARNINGS GUIDANCE

         The Company issues the following guidance with respect to 2003 results of operations.

      o The Company currently estimates that consolidated revenues in 2003 will be approximately $1.8 billion.

      o The Company currently estimates that fully diluted earnings from continuing operations for 2003 will be between $1.48 and $1.63 per share. For purposes of this estimate, the Company has estimated that in 2003 the aggregate amount of the Company's share of operating losses at Healthaxis, Inc. and pre-tax variable stock-based compensation will be approximately $8.0 million and that in 2003 approximately 49.0 million weighted average UICI shares will remain outstanding.

      o Excluding the effects of estimated operating losses at Healthaxis, Inc. and variable stock-based compensation, the Company currently estimates that pro forma fully diluted earnings from continuing operations will be between $1.58 and $1.73 per share.

CORPORATE PROFILE:

UICI (headquartered in Dallas, Texas) through its subsidiaries offers insurance (primarily health and life) and selected financial services to niche consumer and institutional markets. Through its Self Employed Agency Division, UICI provides to the self-employed market health insurance and related insurance products, which are distributed primarily through the Company's dedicated agency field forces, UGA-Association Field Services and Cornerstone America. Through its Group Insurance Division, UICI provides tailored health insurance programs for students enrolled in universities, colleges and kindergarten through grade twelve and markets, administers and underwrites limited benefit insurance plans for entry level, high turnover, hourly employees. Through its Life Insurance Division, UICI offers life insurance products to selected markets, and the Company's Senior Market Division provides long-term care insurance and Medicare supplement insurance products to the senior age market. The Company's Academic Management Services Corp. unit (headquartered in Swansea, Massachusetts) seeks to provide financing solutions for college and graduate school students, their parents and the educational institutions they attend by marketing, originating, funding and servicing primarily federally guaranteed student loans and by providing student tuition installment payment plans. In 2002, UICI was added to the Standard & Poor's Small Cap 600 Index. For more information, visit www.uici.net.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those included in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the following: changes in general economic conditions, including the performance of financial markets, and interest rates; competitive, regulatory or tax changes that affect the cost of or demand for the Company's products; health care reform; the ability to predict and effectively manage claims related to health care costs; and reliance on key management and adequacy of claim liabilities.

The Company's future results will depend in large part on accurately predicting health care costs incurred on existing business and upon the Company's ability to control future health care costs through product and benefit design, underwriting criteria, utilization management and negotiation of favorable provider contracts. Changes in mandated benefits, utilization rates, demographic characteristics, health care practices, provider consolidation, inflation, new pharmaceuticals/technologies, clusters of high-cost cases, the regulatory environment and numerous other factors are beyond the control of any health plan provider and may adversely affect the Company's ability to predict and control health care costs and claims, as well as the Company's financial condition, results of operations or cash flows. Periodic renegotiations of hospital and other provider contracts coupled with continued consolidation of physician, hospital and other provider groups may result in increased health care costs and limit the Company's ability to negotiate favorable rates. In addition, the Company faces competitive and regulatory pressure to contain premium prices. Fiscal concerns regarding the continued viability of government-sponsored programs such as Medicare and Medicaid may cause decreasing reimbursement rates for these programs. Any limitation on the Company's ability to increase or maintain its premium levels, design products, implement underwriting criteria or negotiate competitive provider contracts may adversely affect the Company's financial condition or results of operations.

The Company's insurance subsidiaries are subject to extensive regulation in their states of domicile and the other states in which they do business under statutes that typically delegate broad regulatory, supervisory and administrative powers to state insurance departments and agencies. State insurance departments have also periodically conducted and continue to conduct financial and market conduct examinations and other inquiries of UICI's insurance subsidiaries. State insurance regulatory agencies have authority to levy monetary fines and penalties resulting from findings made during the course of such examinations and inquiries. Historically, the Company's insurance subsidiaries have from time to time been subject to such regulatory fines and penalties. While none of such fines or penalties individually or in the aggregate have to date had a material adverse effect on the results of operations or financial condition of the Company, the Company could be adversely affected by increases in regulatory fines or penalties an/or changes in the scope, nature and/or intensity of regulatory scrutiny and review.

The health insurance products issued by the Company are primarily issued to members of various independent membership associations that endorse the products and act as the master policyholder for such products. The two principal membership associations in the self-employed market for which the Company underwrites and issues insurance are the National Association for the Self-Employed and the Alliance for Affordable Services. The membership associations provide their members with a number of endorsed products, including health insurance underwritten and issued by the Company. Individuals generally may not obtain insurance under the associations' master policies unless they are members of the associations. Agents of the Company's insurance subsidiaries also act as enrollers of new members for the associations. The Company has no formal agreements with these associations requiring the associations to continue to act as the master policyholder and to endorse the Company's insurance products to their respective members. While the Company believes it is in good standing with these associations, changes in the relationship between the Company and the membership associations could have a material adverse impact on the business of the Company.

The Company's Academic Management Services Corp. business could be adversely affected by changes in the Higher Education Act or other relevant federal or state laws, rules and regulations and the programs implemented thereunder may adversely impact the education credit market. In addition, existing legislation and future measures by the federal government may adversely affect the amount and nature of federal financial assistance available with respect to loans made through the U.S. Department of Education. Finally the level of competition currently in existence in the secondary market for loans made under the Federal Loan Programs could be reduced, resulting in fewer potential buyers of the Federal Loans and lower prices available in the secondary market for those loans.

UICI press releases and other company information are available at UICI's website located at www.uici.net.